Exhibit 99.1

Media Contact: Jessica Stejskal | SVP Marketing Jessica.stejskal@bwbmn.com | 952.893.6860	Investor Contact: Justin Horstman | Director of Investor Relations Justin.Horstman@bwbmn.com | 952.542.5169

April 26, 2023

Bridgewater Bancshares, Inc. Announces First Quarter 2023 Net Income
 of $11.6 Million, $0.37 Diluted Earnings Per Common Share

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the Company), the parent company of Bridgewater Bank (the Bank), today announced net income of $11.6 million for the first quarter of 2023, compared to $13.7 million for the fourth quarter of 2022, and $12.3 million for the first quarter of 2022. Earnings per diluted common share for the first quarter of 2023 were $0.37, compared to $0.45 per diluted common share for the fourth quarter of 2022, and $0.39 per diluted common share for the same period in 2022.

“While first quarter results included well-controlled expenses, superb asset quality, moderated loan growth, and expected net interest margin pressure, our focus was on supporting our clients and demonstrating the resiliency of our balance sheet and business model,” said Chairman, Chief Executive Officer, and President, Jerry Baack. “Bridgewater is a relationship-focused bank supporting a local real estate and small business client base. With a strong balance sheet, including a diversified loan portfolio, high level of insured deposits, and ample liquidity and borrowing capacity, we feel well-positioned to continue executing on our proven and successful business model.”

First Quarter 2023 Financial Results

			Diluted		Nonperforming
ROA	PPNR ROA (1)	ROE	earnings per share	Efficiency ratio (1)	assets to total assets
1.07%	1.49%	11.70%	$0.37	46.2%	0.02%

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

First Quarter 2023 Highlights

●	Annualized return on average assets (ROA) and annualized return on average shareholders’ equity (ROE) for the first quarter of 2023 were 1.07% and 11.70%, compared to ROA and ROE of 1.28% and 14.06%, respectively, for the fourth quarter of 2022. Annualized return on average tangible common equity, a non-GAAP financial measure, was 12.90% for the first quarter of 2023, compared to 15.86% for the fourth quarter of 2022.

●	Gross loans increased $114.9 million, or 13.1% annualized, from the fourth quarter of 2022.

●	Deposits decreased slightly by $5.4 million, or 0.6% annualized, from the fourth quarter of 2022.

●	Net interest margin (on a fully tax-equivalent basis) was 2.72%, compared to 3.16% in the fourth quarter of 2022.

●	Efficiency ratio, a non-GAAP financial measure, was 46.2%, compared to 43.8% for the fourth quarter of 2022.

●	Noninterest expense declined $1.0 million, or 6.7%, from the fourth quarter of 2022. Annualized noninterest expense to average assets was 1.31%, compared to 1.42% for the fourth quarter of 2022.

●	A credit loss provision of $1.5 million was recorded to support continued loan growth in the first quarter of 2023. The allowance for credit losses to total loans was 1.36% at March 31, 2023, compared to 1.34% at December 31, 2022.

●	Annualized net loan charge-offs (recoveries) as a percentage of average loans were 0.00% for the first quarter of 2023 and for the fourth quarter of 2022.

●	Tangible book value per share, a non-GAAP financial measure, increased $0.26, or 8.9% annualized, to $11.95 at March 31, 2023 compared to $11.69 at December 31, 2022.

Key Financial Measures

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Per Common Share Data
Basic Earnings Per Share	$0.38	$0.46	$0.40
Diluted Earnings Per Share	0.37	0.45	0.39
Book Value Per Share	12.05	11.80	11.12
Tangible Book Value Per Share (1)	11.95	11.69	11.01
Basic Weighted Average Shares Outstanding	27,726,894	27,558,983	28,123,809
Diluted Weighted Average Shares Outstanding	28,490,046	28,527,306	29,156,085
Shares Outstanding at Period End	27,845,244	27,751,950	28,150,389

Selected Performance Ratios
Return on Average Assets (Annualized)	1.07%	1.28%	1.42%
Pre-Provision Net Revenue Return on Average Assets (Annualized) (1)	1.49	1.82	2.12
Return on Average Shareholders' Equity (Annualized)	11.70	14.06	12.98
Return on Average Tangible Common Equity (Annualized) (1)	12.90	15.86	14.56
Yield on Interest Earning Assets (2)	4.91	4.67	4.13
Yield on Total Loans, Gross (2)	5.06	4.87	4.45
Cost of Total Deposits	2.01	1.31	0.43
Cost of Funds	2.41	1.67	0.59
Net Interest Margin (2)	2.72	3.16	3.60
Core Net Interest Margin (1)(2)	2.62	3.05	3.34
Efficiency Ratio (1)	46.2	43.8	42.4
Noninterest Expense to Average Assets (Annualized)	1.31	1.42	1.56
Loan to Deposit Ratio	108.0	104.5	98.4
Core Deposits to Total Deposits (3)	72.4	74.6	84.3
Tangible Common Equity to Tangible Assets (1)	7.23	7.48	8.60

Capital Ratios (Bank Only) (4)
Tier 1 Leverage Ratio	10.61%	10.76%	11.13%
Common Equity Tier 1 Risk-based Capital Ratio	11.37	11.29	11.42
Tier 1 Risk-based Capital Ratio	11.37	11.29	11.42
Total Risk-based Capital Ratio	12.62	12.47	12.65

Capital Ratios (Consolidated) (4)
Tier 1 Leverage Ratio	9.41%	9.55%	10.78%
Common Equity Tier 1 Risk-based Capital Ratio	8.48	8.40	9.13
Tier 1 Risk-based Capital Ratio	10.08	10.03	11.08
Total Risk-based Capital Ratio	13.25	13.15	15.02

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21%.
(3)	Core deposits are defined as total deposits less brokered deposits and certificates of deposit greater than $250,000.
(4)	Preliminary data. Current period subject to change prior to filings with applicable regulatory agencies.

Selected Financial Data

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2023	2022	2022	2022	2022
Selected Balance Sheet Data
Total Assets	$4,602,899	$4,345,662	$4,128,987	$3,883,264	$3,607,920
Total Loans, Gross	3,684,360	3,569,446	3,380,082	3,225,885	2,987,967
Allowance for Credit Losses	50,148	47,996	46,491	44,711	41,692
Goodwill and Other Intangibles	2,866	2,914	2,962	3,009	3,057

Deposits	3,411,123	3,416,543	3,305,074	3,201,953	3,035,611
Tangible Common Equity (1)	332,626	324,636	312,531	305,360	309,870
Total Shareholders' Equity	402,006	394,064	382,007	374,883	379,441
Average Total Assets - Quarter-to-Date	4,405,234	4,251,345	3,948,201	3,743,575	3,513,798
Average Shareholders' Equity - Quarter-to-Date	403,533	387,589	384,020	381,448	383,024

(1)Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2023	2022	2022
Selected Income Statement Data
Interest Income	$51,992	$48,860	$34,694
Interest Expense	23,425	15,967	4,514
Net Interest Income	28,567	32,893	30,180
Provision for Credit Losses	625	1,500	1,675
Net Interest Income after Provision for Credit Losses	27,942	31,393	28,505
Noninterest Income	1,943	1,738	1,557
Noninterest Expense	14,183	15,203	13,508
Income Before Income Taxes	15,702	17,928	16,554
Provision for Income Taxes	4,060	4,193	4,292
Net Income	11,642	13,735	12,262
Preferred Stock Dividends	(1,013)	(1,014)	(1,013)
Net Income Available to Common Shareholders	$10,629	$12,721	$11,249

Income Statement

Net Interest Income

Net interest income was $28.6 million for the first quarter of 2023, a decrease of $4.3 million, or 13.2%, from $32.9 million in the fourth quarter of 2022, and a decrease of $1.6 million, or 5.3%, from $30.2 million in the first quarter of 2022. The linked-quarter and year-over-year decrease in net interest income was primarily due to higher rates paid on deposits and increased borrowings in the rising interest rate environment. Average interest earning assets were $4.32 billion for the first quarter of 2023, an increase of $146.1 million, or 3.5%, from $4.18 billion for the fourth quarter of 2022, and an increase of $892.9 million, or 26.0%, from $3.43 billion for the first quarter of 2022. The linked-quarter increase in average interest earning assets was primarily due to continued growth in the loan portfolio. The year-over-year increase in average interest earning assets was primarily due to strong growth in the loan portfolio and purchases of investment securities, offset partially by the forgiveness of PPP loans and the reduction of cash balances.

Net interest margin (on a fully tax-equivalent basis) for the first quarter of 2023 was 2.72%, a 44 basis point decrease from 3.16% in the fourth quarter of 2022, and an 88 basis point decrease from 3.60% in the first quarter of 2022. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure which excludes the impact of loan fees and PPP balances, interest, and fees, for the first quarter of 2023 was 2.62%, a 43 basis point decrease from 3.05% in the fourth quarter of 2022, and a 72 basis point decrease from 3.34% in the first quarter of 2022. The decline in the margin when compared to both prior periods was primarily due to higher funding costs and increased borrowings in the rising interest rate environment, offset partially by higher earning asset yields.

Interest income was $52.0 million for the first quarter of 2023, an increase of $3.1 million, or 6.4%, from $48.9 million in the fourth quarter of 2022, and an increase of $17.3 million, or 49.9%, from $34.7 million in the first quarter of 2022. The yield on interest earning assets (on a fully tax-equivalent basis) was 4.91% in the first quarter of 2023, compared to 4.67% in the fourth quarter of 2022, and 4.13% in the first quarter of 2022. The linked-quarter increase in the yield on interest earning assets was primarily due to the increase in market interest rates resulting in new loan originations, loans repricing, and investment purchases to be at yields accretive to the existing portfolios. The year-over-year increase in the yield on interest earning assets was primarily due to growth and repricing of the loan and securities portfolios in the rising interest rate environment, offset partially by the lower recognition of PPP origination fees.

Loan interest income and loan fees remain the primary contributing factors to the changes in the yield on interest earning assets. The aggregate loan yield, excluding PPP loans, increased to 5.06% in the first quarter of 2023, which was 20 basis points higher than 4.86% in the fourth quarter of 2022, and 66 basis points higher than 4.40% in the first quarter of 2022. While loan fees have historically maintained a relatively stable contribution to the aggregate loan yield, the recent periods saw fewer loan prepayments, which historically has accelerated the recognition of loan fees. Despite the decrease in fee recognition, the Company is encouraged that the core loan yield continues to rise as new loan originations and the existing portfolio reprice in the higher rate environment.

A summary of interest and fees recognized on loans, excluding PPP loans, for the periods indicated is as follows:

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Interest	4.95%	4.74%	4.42%	4.17%	4.15%
Fees	0.11	0.12	0.17	0.26	0.25
Yield on Loans, Excluding PPP Loans	5.06%	4.86%	4.59%	4.43%	4.40%

Interest expense was $23.4 million for the first quarter of 2023, an increase of $7.5 million, or 46.7%, from $16.0 million in the fourth quarter of 2022, and an increase of $18.9 million, or 418.9%, from $4.5 million in the first quarter of 2022. The cost of interest bearing liabilities increased 81 basis points on a linked-quarter basis from 2.22% in the fourth quarter of 2022 to 3.03% in the first quarter of 2023, primarily due to higher rates paid on deposits and the increased utilization of federal funds purchased and FHLB advances in the rising interest rate environment. On a year-over-year basis, the cost of interest bearing liabilities increased 223 basis points from 0.80% in the first quarter of 2022 to 3.03% in the first quarter of 2023, primarily due to the rapid increase in market interest rates that occurred between the periods, which impacted all funding sources.

Interest expense on deposits was $16.4 million for the first quarter of 2023, an increase of $5.6 million, or 51.9%, from $10.8 million in the fourth quarter of 2022, and an increase of $13.2 million, or 418.4%, from $3.2 million in the first quarter of 2022. The cost of total deposits increased 70 basis points on a linked-quarter basis from 1.31% in the fourth quarter of 2022, to 2.01% in the first quarter of 2023, primarily due to the rising interest rate environment and increased competition from other market alternatives. On a year-over-year basis, the cost of total deposits increased 158 basis points from 0.43% in the first quarter of 2022, to 2.01% in the first quarter of 2023, primarily due to the upward repricing of the deposit portfolio in the higher interest rate environment.

A summary of the Company’s average balances, interest yields and rates, and net interest margin for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022 is as follows:

	For the Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$63,253	$447	2.86%	$65,393	$366	2.22%	$80,497	$26	0.13%
Investment Securities:
Taxable Investment Securities	574,242	5,958	4.21	540,601	5,268	3.87	373,021	2,255	2.45
Tax-Exempt Investment Securities (1)	29,803	330	4.49	67,867	728	4.26	71,591	779	4.41
Total Investment Securities	604,045	6,288	4.22	608,468	5,996	3.91	444,612	3,034	2.77
Paycheck Protection Program Loans (2)	999	2	1.00	1,109	48	17.06	18,140	563	12.58
Loans (1)(2)	3,629,447	45,263	5.06	3,481,041	42,654	4.86	2,881,845	31,275	4.40
Total Loans	3,630,446	45,265	5.06	3,482,150	42,702	4.87	2,899,985	31,838	4.45
Federal Home Loan Bank Stock	25,962	372	5.81	21,633	163	2.99	5,680	54	3.84
Total Interest Earning Assets	4,323,706	52,372	4.91%	4,177,644	49,227	4.67%	3,430,774	34,952	4.13%
Noninterest Earning Assets	81,528			73,701			83,024
Total Assets	$4,405,234			$4,251,345			$3,513,798
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	$461,372	$2,780	2.44%	$464,631	$2,013	1.72%	$566,279	$597	0.43%
Savings and Money Market Deposits	1,044,794	6,499	2.52	1,048,227	4,533	1.72	876,580	918	0.42
Time Deposits	248,174	1,069	1.75	281,334	1,007	1.42	288,914	745	1.05
Brokered Deposits	743,465	6,026	3.29	537,351	3,228	2.38	406,648	898	0.90
Total Interest Bearing Deposits	2,497,805	16,374	2.66	2,331,543	10,781	1.83	2,138,421	3,158	0.60
Federal Funds Purchased	415,111	4,944	4.83	340,471	3,379	3.94	10,600	9	0.35
Notes Payable	13,750	263	7.77	11,359	202	7.04	—	—	—
FHLB Advances	128,222	861	2.72	94,103	575	2.42	42,500	150	1.43
Subordinated Debentures	78,945	983	5.05	81,242	1,030	5.03	92,286	1,197	5.26
Total Interest Bearing Liabilities	3,133,833	23,425	3.03%	2,858,718	15,967	2.22%	2,283,807	4,514	0.80%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	813,598			943,232			822,488
Other Noninterest Bearing Liabilities	54,270			61,806			24,479
Total Noninterest Bearing Liabilities	867,868			1,005,038			846,967
Shareholders' Equity	403,533			387,589			383,024
Total Liabilities and Shareholders' Equity	$4,405,234			$4,251,345			$3,513,798
Net Interest Income / Interest Rate Spread		28,947	1.88%		33,260	2.45%		30,438	3.33%
Net Interest Margin (3)			2.72%			3.16%			3.60%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities and Loans		(380)			(367)			(258)
Net Interest Income		$28,567			$32,893			$30,180

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Credit Losses

On January 1, 2023, the Company adopted Accounting Standards Update No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments,” more commonly referred to as “CECL.” Upon adoption of CECL, the Company’s allowance for credit losses on loans increased $650,000 and the allowance on unfunded commitments increased $4.9 million. The tax-effected impact of these two items totaled $3.9 million and was recorded as an adjustment to retained earnings as of January 1, 2023.

The provision for credit losses was $1.5 million for both the first quarter of 2023 and the fourth quarter of 2022, compared to $1.7 million in the first quarter of 2022. The provision recorded in the first quarter of 2023 was primarily attributable to the more moderated growth of the loan portfolio. The allowance for credit losses to total loans was 1.36% at March 31, 2023, compared to 1.34% at December 31, 2022, and 1.40% at March 31, 2022.

The following table presents the activity in the Company’s allowance for credit losses for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2023	2022	2022
Balance at Beginning of Period	$47,996	$46,491	$40,020
Impact of Adopting CECL	650	—	—
Provision for Credit Losses	1,500	1,500	1,675
Charge-offs	(4)	(3)	(15)
Recoveries	6	8	12
Balance at End of Period	$50,148	$47,996	$41,692

The provision for unfunded commitments was a negative provision of ($875,000) for the first quarter of 2023 and zero for both the fourth quarter of 2022 and first quarter of 2022. The negative provision during the quarter was due to a reduction in outstanding unfunded commitments primarily attributable to the migration to funded loans.

Noninterest Income

Noninterest income was $1.9 million for the first quarter of 2023, an increase of $205,000 from $1.74 million for the fourth quarter of 2022, and an increase of $386,000 from $1.6 million for the first quarter of 2022. The linked-quarter increase was primarily due to an increase in letter of credit fees and FHLB prepayment income, offset partially by a decrease in other income. The year-over-year increase was primarily due to increased letter of credit fees and FHLB prepayment income, offset partially by no recorded swap fees.

The following table presents the major components of noninterest income for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2023	2022	2022
Noninterest Income:
Customer Service Fees	$349	$344	$281
Net Gain (Loss) on Sales of Securities	(56)	30	—
Letter of Credit Fees	634	358	242
Debit Card Interchange Fees	138	148	133
Swap Fees	—	—	557
Bank-Owned Life Insurance	234	238	148
FHLB Prepayment Income	299	—	—
Other Income	345	620	196
Totals	$1,943	$1,738	$1,557

Noninterest Expense

Noninterest expense was $14.2 million for the first quarter of 2023, a decrease of $1.0 million from $15.2 million for the fourth quarter of 2022, and an increase of $675,000 from $13.5 million for the first quarter of 2022. The linked-quarter decrease was primarily due to decreases in salaries and employee benefits resulting from lower discretionary incentive accruals. The year-over-year increase was primarily attributable to increases in the FDIC insurance assessment and derivative collateral fees, offset partially by declines in marketing and advertising and other expense.

The following table presents the major components of noninterest expense for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2023	2023	2022
Noninterest Expense:
Salaries and Employee Benefits	$8,815	$9,821	$8,694
Occupancy and Equipment	1,209	1,177	1,085
FDIC Insurance Assessment	665	360	360
Data Processing	357	371	297
Professional and Consulting Fees	755	635	696
Derivative Collateral Fees	380	535	2
Information Technology and Telecommunications	683	673	578
Marketing and Advertising	262	403	626
Intangible Asset Amortization	48	48	48
Amortization of Tax Credit Investments	114	114	117
Other Expense	895	1,066	1,005
Totals	$14,183	$15,203	$13,508

The Company had 246 full-time equivalent employees at both March 31, 2023 and December 31, 2022, and 229 employees at March 31, 2022. The efficiency ratio, a non-GAAP financial measure, was 46.2% for the first quarter of 2023, compared to 43.8% for the fourth quarter of 2022, and 42.4% for the first quarter of 2022.

Income Taxes

The effective combined federal and state income tax rate for the first quarter of 2023 was 25.9%, an increase from 23.4% for the fourth quarter of 2022 and consistent with 25.9% for the first quarter of 2022.

Balance Sheet

Total assets at March 31, 2023 were $4.60 billion, a 5.9% increase from $4.35 billion at December 31, 2022, and a 27.6% increase from $3.61 billion at March 31, 2022. The linked-quarter increase in total assets was primarily due to continued loan growth and an increase in cash and cash equivalent balances. The year-over-year increase in total assets was primarily due to strong loan growth, purchases of investment securities and an increase in cash and cash equivalent balances.

Total gross loans at March 31, 2023 were $3.68 billion, an increase of $114.9 million, or 3.2%, over total gross loans of $3.57 billion at December 31, 2022, and an increase of $696.4 million, or 23.3%, over total gross loans of $2.99 billion at March 31, 2022. The increase in the loan portfolio during the first quarter of 2023 was primarily due to growth across all segments.

The following table presents the dollar composition of the Company’s loan portfolio, by category, at the dates indicated:

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
(dollars in thousands)
Commercial	$454,193	$435,344	$412,448	$403,569	$363,290
Paycheck Protection Program	963	1,049	1,192	4,860	12,309
Construction and Land Development	312,277	295,554	280,380	305,552	272,333
1-4 Family Construction	85,797	70,242	55,177	53,639	48,798
Real Estate Mortgage:
1 - 4 Family Mortgage	380,210	355,474	341,102	334,815	312,201
Multifamily	1,320,081	1,306,738	1,230,509	1,087,865	1,012,623
CRE Owner Occupied	158,650	149,905	151,088	142,214	117,969
CRE Nonowner Occupied	962,671	947,008	900,691	886,432	840,463
Total Real Estate Mortgage Loans	2,821,612	2,759,125	2,623,390	2,451,326	2,283,256
Consumer and Other	9,518	8,132	7,495	6,939	7,981
Total Loans, Gross	3,684,360	3,569,446	3,380,082	3,225,885	2,987,967
Allowance for Loan Losses	(50,148)	(47,996)	(46,491)	(44,711)	(41,692)
Net Deferred Loan Fees	(8,735)	(9,293)	(9,088)	(9,536)	(9,065)
Total Loans, Net	$3,625,477	$3,512,157	$3,324,503	$3,171,638	$2,937,210

Total deposits at March 31, 2023 were $3.41 billion, a decrease of $5.4 million, or 0.2%, over total deposits of $3.42 billion at December 31, 2022, and an increase of $375.5 million, or 12.4%, over total deposits of $3.04 billion at March 31, 2022. Deposits decreased slightly in the first quarter of 2023 primarily due to a decrease in noninterest bearing deposits and savings and money market deposits, offset by an increase in interest bearing deposits and brokered deposits. Brokered deposits were being used as a supplemental funding source, as needed, to support the loan portfolio growth. Uninsured deposits as of March 31, 2023 were 24% of total deposits, down from 38% as of December 31, 2022.

The following table presents the dollar composition of the Company’s deposit portfolio, by category, at the dates indicated:

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
(dollars in thousands)
Noninterest Bearing Transaction Deposits	$742,198	$884,272	$961,084	$961,998	$835,482
Interest Bearing Transaction Deposits	630,037	451,992	510,396	522,151	598,402
Savings and Money Market Deposits	913,013	1,031,873	1,077,333	952,138	890,926
Time Deposits	266,213	272,253	293,052	272,424	286,674
Brokered Deposits	859,662	776,153	463,209	493,242	424,127
Total Deposits	$3,411,123	$3,416,543	$3,305,074	$3,201,953	$3,035,611

Capital

Total shareholders’ equity at March 31, 2023 was $402.0 million, an increase of $7.9 million, or 2.0%, compared to total shareholders’ equity of $394.1 million at December 31, 2022, and an increase of $22.6 million, or 5.9%, over total shareholders’ equity of $379.4 million at March 31, 2022. The linked-quarter increase was due to net income retained, offset partially by the adoption of CECL and preferred stock dividends. The year-over-year increase was due to net income retained and unrealized gains in the derivatives portfolio, offset partially by an increase in unrealized losses in the securities portfolio, stock repurchases, the adoption of CECL and preferred stock dividends. The Company did not purchase any shares of its common stock during the first quarter of 2023.

Tangible book value per share, a non-GAAP financial measure, was $11.95 as of March 31, 2023, an increase of 2.2% from $11.69 as of December 31, 2022, and an increase of 8.5% from $11.01 as of March 31, 2022. The linked-quarter and year-over-year increases occurred despite the market value depreciation of the securities portfolio driven by the rapidly rising interest rate environment. Tangible common equity as a percentage of tangible assets, a non-GAAP financial measure, was 7.23% at March 31, 2023, compared to 7.48% at December 31, 2022, and 8.60% at March 31, 2022.

Today, the Company also announced that its Board of Directors declared a quarterly cash dividend on its 5.875% Non-Cumulative Perpetual Preferred Stock, Series A (Series A Preferred Stock). The quarterly cash dividend of $36.72 per share, equivalent to $0.3672 per depositary share, each representing a 1/100th interest in a share of the Series A Preferred Stock (Nasdaq: BWBBP), is payable on June 1, 2023 to shareholders of record of the Series A Preferred Stock at the close of business on May 15, 2023.

Liquidity

Total on- and off-balance sheet liquidity was $1.92 billion as of March 31, 2023, compared to $1.38 billion at December 31, 2022 and $1.44 billion at March 31, 2022. During the first quarter of 2023, the Company took a number of actions to increase its total liquidity by more than $500 million, including pledging loans and securities to create additional borrowing capacity at the Federal Reserve Bank and increasing its cash on the balance sheet. The Company did not utilize the Bank Term Funding Program (BTFP) or Federal Reserve Discount Window during the first quarter of 2023.

Primary Liquidity—On-Balance Sheet	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
(dollars in thousands)
Cash and Cash Equivalents	$177,116	$48,090	$36,332	$43,168	$50,312
Securities Available for Sale	559,430	548,613	542,007	482,583	459,090
Less: Pledged Securities	(234,452)	—	—	—	—
Total Primary Liquidity	$502,094	$596,703	$578,339	$525,751	$509,402
Ratio of Primary Liquidity to Total Deposits	14.7%	17.5%	17.5%	16.4%	16.8%

Secondary Liquidity—Off-Balance Sheet
Borrowing Capacity
Net Secured Borrowing Capacity with the FHLB	$246,795	$390,898	$426,604	$569,076	$542,489
Net Secured Borrowing Capacity with the Federal Reserve Bank	990,685	157,827	156,534	169,766	159,328
Unsecured Borrowing Capacity with Correspondent Lenders	158,000	208,000	208,000	208,000	208,000
Secured Borrowing Capacity with Correspondent Lender	26,250	26,250	40,000	25,000	25,000
Total Secondary Liquidity	1,421,730	782,975	831,138	971,842	934,817
Total Primary and Secondary Liquidity	$1,923,824	$1,379,678	$1,409,477	$1,497,593	$1,444,219
Ratio of Primary and Secondary Liquidity to Total Deposits	56.4%	40.4%	42.6%	46.8%	47.6%

Asset Quality

Annualized net charge-offs (recoveries) as a percentage of average loans were 0.00% for the first quarter of 2023, fourth quarter of 2022 and first quarter of 2022. At March 31, 2023, the Company’s nonperforming assets, which include nonaccrual loans, loans past due 90 days and still accruing, and foreclosed assets, were $809,000, or 0.02% of total assets, as compared to $639,000, or 0.01% of total assets at December 31, 2022, and $706,000, or 0.02% of total assets at March 31, 2022.

Loans that have potential weaknesses that warrant a watchlist risk rating at March 31, 2023 totaled $27.6 million, compared to $32.3 million at December 31, 2022, and $46.8 million at March 31, 2022. The increased uncertainty in the economic environment may result in future watchlist or adverse classifications in the loan portfolio. Loans that warranted a substandard risk rating at March 31, 2023 totaled $36.3 million, compared to $28.0 million at December 31, 2022, and $18.6 million at March 31, 2022. The linked-quarter increase was primarily due to the downgrade of one loan relationship.

The following table presents a summary of asset quality measurements at the dates indicated:

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2023	2022	2022	2022	2022
Selected Asset Quality Data
Loans 30-89 Days Past Due	$21	$186	$38	$225	$13
Loans 30-89 Days Past Due to Total Loans	0.00%	0.01%	0.00%	0.01%	0.00%
Nonperforming Loans	$693	$639	$663	$688	$706
Nonperforming Loans to Total Loans	0.02%	0.02%	0.02%	0.02%	0.02%
Foreclosed Assets	$116	$—	$—	$—	$—
Nonaccrual Loans to Total Loans	0.02%	0.02%	0.02%	0.02%	0.02%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.02	0.02	0.02	0.02	0.02
Nonperforming Assets (1)	$809	$639	$663	$688	$706
Nonperforming Assets to Total Assets (1)	0.02%	0.01%	0.02%	0.02%	0.02%
Allowance for Credit Losses to Total Loans	1.36	1.34	1.38	1.39	1.40
Allowance for Credit Losses to Nonaccrual Loans	7,236.36	7,511.11	7,012.22	6,498.69	5,905.38
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	0.00	0.00	(0.03)	0.00	0.00

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due and still accruing plus foreclosed assets.

The Company will host a conference call to discuss its first quarter 2023 financial results on Thursday, April 27, 2023 at 8:00 a.m. Central Time. The conference call can be accessed by dialing 877-270-2148 and requesting to join the Bridgewater Bancshares earnings call. To listen to a replay of the conference call via phone, please dial 877-344-7529 and enter access code 7417750. The replay will be available through May 4, 2023. The conference call will also be available via a live webcast on the Investor Relations section of the Company’s website, investors.bridgewaterbankmn.com, and archived for replay.

About the Company

Bridgewater Bancshares, Inc. (Nasdaq: BWB) is a St. Louis Park, Minnesota-based financial holding company. Bridgewater's banking subsidiary, Bridgewater Bank, is a premier, full-service Twin Cities bank dedicated to serving the diverse needs of commercial real estate investors, entrepreneurs, business clients and successful individuals. By pairing a range of deposit, lending, and business services solutions with a responsive service model, Bridgewater has seen continuous growth and profitability. With total assets of $4.6 billion and seven branches as of March 31, 2023, Bridgewater is considered one of the largest locally led banks in the State of Minnesota, and has received numerous awards for its growth, banking services, and esteemed corporate culture.

Use of Non-GAAP financial measures

In addition to the results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: interest rate risk, including the effects of recent and anticipated rate increases by the Federal Reserve; fluctuations in the values of the securities held in our securities portfolio, including as the result of rising interest rates, which has resulted in unrealized losses in our portfolio; business and economic conditions generally and in the financial services industry, nationally and within our market area, including rising rates of inflation; the effects of recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short period of time at Silicon Valley Bank and Signature Bank that resulted in the failure of those institutions; loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; our ability to maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the implementation of the Current Expected Credit Loss standard; the concentration of large loans to certain borrowers; the concentration of large deposits from certain clients, who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; our ability to successfully manage liquidity risk, which may increase our dependence on non-core funding sources such as brokered deposits, and negatively impact our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; developments and uncertainty related to the future use and availability of some reference rates, such as the expected discontinuation of the London Interbank Offered Rate, as well as other alternative reference rates; the composition of our senior leadership team and our ability to attract and retain key personnel; talent and labor shortages and high rates of employee turnover; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry, including from nonbank competitors such as credit unions and “fintech” companies; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes, including in response to the recent failures of Silicon Valley Bank and Signature Bank; risks related to climate change and the negative impact it may have on our customers and their businesses; the imposition of tariffs or other governmental policies impacting the value of products produced by our commercial borrowers; severe weather, natural disasters, wide spread disease or pandemics (including the COVID-19 pandemic), acts of war or terrorism or other adverse external events including the Russian invasion of Ukraine; potential impairment to the goodwill the Company recorded in connection with our past acquisition; changes to U.S. or state tax laws, regulations and guidance, including the new 1% excise tax on stock buybacks by publicly traded companies; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	March 31,	December 31,	March 31,
	2023	2022	2022
	(Unaudited)		(Unaudited)
ASSETS
Cash and Cash Equivalents	$209,192	$87,043	$71,887
Bank-Owned Certificates of Deposit	1,225	1,181	1,139
Securities Available for Sale, at Fair Value	559,430	548,613	459,090
Loans, Net of Allowance for Credit Losses of $50,148 at March 31, 2023 (unaudited), $47,996 at December 31, 2022 and $41,692 at March 31, 2022 (unaudited)	3,625,477	3,512,157	2,937,210
Federal Home Loan Bank (FHLB) Stock, at Cost	28,632	19,606	6,846
Premises and Equipment, Net	47,801	48,445	49,044
Foreclosed Assets	116	—	—
Accrued Interest	13,377	13,479	9,596
Goodwill	2,626	2,626	2,626
Other Intangible Assets, Net	240	288	431
Bank-Owned Life Insurance	33,719	33,485	25,464
Other Assets	81,064	78,739	44,587
Total Assets	$4,602,899	$4,345,662	$3,607,920

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest Bearing	$742,198	$884,272	$835,482
Interest Bearing	2,668,925	2,532,271	2,200,129
Total Deposits	3,411,123	3,416,543	3,035,611
Federal Funds Purchased	437,000	287,000	23,000
Notes Payable	13,750	13,750	—
FHLB Advances	197,000	97,000	42,500
Subordinated Debentures, Net of Issuance Costs	79,001	78,905	92,349
Accrued Interest Payable	3,257	2,831	1,576
Other Liabilities	59,762	55,569	33,443
Total Liabilities	4,200,893	3,951,598	3,228,479

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value; Authorized 10,000,000
Preferred Stock - Issued and Outstanding 27,600 Series A shares ($2,500 liquidation preference) at March 31, 2023 (unaudited), December 31, 2022, and March 31, 2022 (unaudited)	66,514	66,514	66,514
Common Stock- $0.01 par value; Authorized 75,000,000
Common Stock - Issued and Outstanding 27,845,244 at March 31, 2023 (unaudited), 27,751,950 at December 31, 2022 and 28,150,389 at March 31, 2022 (unaudited)	278	278	282
Additional Paid-In Capital	97,716	96,529	103,756
Retained Earnings	255,394	248,685	210,596
Accumulated Other Comprehensive Income (Loss)	(17,896)	(17,942)	(1,707)
Total Shareholders' Equity	402,006	394,064	379,441
Total Liabilities and Equity	$4,602,899	$4,345,662	$3,607,920

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
INTEREST INCOME
Loans, Including Fees	$44,955	$42,488	$31,744
Investment Securities	6,218	5,843	2,870
Other	819	529	80
Total Interest Income	51,992	48,860	34,694

INTEREST EXPENSE
Deposits	16,374	10,781	3,158
Notes Payable	263	202	—
FHLB Advances	861	575	150
Subordinated Debentures	983	1,030	1,197
Federal Funds Purchased	4,944	3,379	9
Total Interest Expense	23,425	15,967	4,514

NET INTEREST INCOME	28,567	32,893	30,180
Provision for Credit Losses	625	1,500	1,675

NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	27,942	31,393	28,505

NONINTEREST INCOME
Customer Service Fees	349	344	281
Net Gain (Loss) on Sales of Available for Sale Securities	(56)	30	—
Other Income	1,650	1,364	1,276
Total Noninterest Income	1,943	1,738	1,557

NONINTEREST EXPENSE
Salaries and Employee Benefits	8,815	9,821	8,694
Occupancy and Equipment	1,209	1,177	1,085
Other Expense	4,159	4,205	3,729
Total Noninterest Expense	14,183	15,203	13,508

INCOME BEFORE INCOME TAXES	15,702	17,928	16,554
Provision for Income Taxes	4,060	4,193	4,292
NET INCOME	11,642	13,735	12,262
Preferred Stock Dividends	(1,013)	(1,014)	(1,013)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$10,629	$12,721	$11,249

EARNINGS PER SHARE
Basic	$0.38	$0.46	$0.40
Diluted	0.37	0.45	0.39

Bridgewater Bancshares, Inc. and Subsidiaries
Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Pre-Provision Net Revenue
Noninterest Income	$1,943	$1,738	$1,557
Less: (Gain) Loss on Sales of Securities	56	(30)	—
Less: FHLB Advance Prepayment Income	(299)	—	—
Total Operating Noninterest Income	1,700	1,708	1,557
Plus: Net Interest Income	28,567	32,893	30,180
Net Operating Revenue	$30,267	$34,601	$31,737

Noninterest Expense	$14,183	$15,203	$13,508
Less: Amortization of Tax Credit Investments	(114)	(114)	(117)
Total Operating Noninterest Expense	$14,069	$15,089	$13,391

Pre-Provision Net Revenue	$16,198	$19,512	$18,346

Plus:
Non-Operating Revenue Adjustments	243	30	—
Less:
Provision for Credit Losses	625	1,500	1,675
Non-Operating Expense Adjustments	114	114	117
Provision for Income Taxes	4,060	4,193	4,292
Net Income	$11,642	$13,735	$12,262

Average Assets	$4,405,234	$4,251,345	$3,513,798
Pre-Provision Net Revenue Return on Average Assets	1.49%	1.82%	2.12%

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Core Net Interest Margin
Net Interest Income (Tax-Equivalent Basis)	$28,947	$33,260	$30,438
Less: Loan Fees	(998)	(1,100)	(1,743)
Less: PPP Interest and Fees	(2)	(48)	(563)
Core Net Interest Income	$27,947	$32,112	$28,132

Average Interest Earning Assets	$4,323,706	$4,177,644	$3,430,774
Less: Average PPP Loans	(999)	(1,109)	(18,140)
Core Average Interest Earning Assets	$4,322,707	$4,176,535	$3,412,634
Core Net Interest Margin	2.62%	3.05%	3.34%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Efficiency Ratio
Noninterest Expense	$14,183	$15,203	$13,508
Less: Amortization of Intangible Assets	(48)	(48)	(48)
Adjusted Noninterest Expense	$14,135	$15,155	$13,460
Net Interest Income	28,567	32,893	30,180
Noninterest Income	1,943	1,738	1,557
Less: (Gain) Loss on Sales of Securities	56	(30)	—
Adjusted Operating Revenue	$30,566	$34,601	$31,737
Efficiency Ratio	46.2%	43.8%	42.4%

Adjusted Efficiency Ratio
Noninterest Expense	$14,183	$15,203	$13,508
Less: Amortization of Tax Credit Investments	(114)	(114)	(117)
Less: Amortization of Intangible Assets	(48)	(48)	(48)
Adjusted Noninterest Expense	$14,021	$15,041	$13,343
Net Interest Income	28,567	32,893	30,180
Noninterest Income	1,943	1,738	1,557
Less: FHLB Advance Prepayment Income	(299)	—	—
Less: (Gain) Loss on Sales of Securities	56	(30)	—
Adjusted Operating Revenue	$30,267	$34,601	$31,737
Adjusted Efficiency Ratio	46.3%	43.5%	42.0%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Tangible Common Equity and Tangible Common Equity/Tangible Assets
Total Shareholders' Equity	$402,006	$394,064	$379,441
Less: Preferred Stock	(66,514)	(66,514)	(66,514)
Total Common Shareholders' Equity	335,492	327,550	312,927
Less: Intangible Assets	(2,866)	(2,914)	(3,057)
Tangible Common Equity	$332,626	$324,636	$309,870

Total Assets	$4,602,899	$4,345,662	$3,607,920
Less: Intangible Assets	(2,866)	(2,914)	(3,057)
Tangible Assets	$4,600,033	$4,342,748	$3,604,863
Tangible Common Equity/Tangible Assets	7.23%	7.48%	8.60%

Tangible Book Value Per Share
Book Value Per Common Share	$12.05	$11.80	$11.12
Less: Effects of Intangible Assets	(0.10)	(0.11)	(0.11)
Tangible Book Value Per Common Share	$11.95	$11.69	$11.01

Return on Average Tangible Common Equity
Net Income Available to Common Shareholders	$10,629	$12,721	$11,249

Average Shareholders' Equity	$403,533	$387,589	$383,024
Less: Average Preferred Stock	(66,514)	(66,514)	(66,514)
Average Common Equity	337,019	321,075	316,510
Less: Effects of Average Intangible Assets	(2,894)	(2,941)	(3,084)
Average Tangible Common Equity	$334,125	$318,134	$313,426
Return on Average Tangible Common Equity	12.90%	15.86%	14.56%

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Tangible Common Equity
Total Shareholders' Equity	$402,006	$394,064	$382,007	$374,883	$379,441
Less: Preferred Stock	(66,514)	(66,514)	(66,514)	(66,514)	(66,514)
Common Shareholders' Equity	335,492	327,550	315,493	308,369	312,927
Less: Intangible Assets	(2,866)	(2,914)	(2,962)	(3,009)	(3,057)
Tangible Common Equity	$332,626	$324,636	$312,531	$305,360	$309,870